Exhibit 99.1

Kroger Reports Second Quarter 2023 Results and

Reaffirms Guidance

Second Quarter Highlights

●	Identical Sales without fuel increased 1.0% with underlying growth of 2.6%(1)

●	Operating Loss of ($479) million; EPS of ($0.25)
o	Includes a $1.4 billion charge ($1.54 loss per share) for nationwide opioid settlement framework
●	Adjusted FIFO Operating Profit of $989 million; Adjusted EPS of $0.96
●	Achieved strong Adjusted Free Cash Flow leading to a record low net total debt to adjusted EBITDA ratio
●	Executed its go-to-market strategy to deliver value for customers
o	Grew digital sales 12%
o	Increased total and loyal customer households

CINCINNATI, September 8, 2023 – The Kroger Co. (NYSE: KR) today reported its second quarter 2023 results, reaffirmed 2023 guidance and updated investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“The strength and diversity of Kroger’s business model is delivering consistent results in what remains a challenged environment.

By investing in price and providing more personalized offers, we are helping customers stretch their budgets and manage the ongoing effects of reduced government benefits, inflation and higher interest rates. Kroger is funding these investments by collaborating with vendors to deliver exceptional value, managing costs and growing alternative profit businesses.

We are growing households as our associates are providing a full, fresh and friendly shopping experience across our seamless ecosystem. While we expect the environment to remain challenged going forward, we are committed to delivering exceptional value for our customers and investing in our associates, and by doing so, we expect to generate attractive returns for shareholders.”

(1) Identical sales without fuel would have grown 2.6% in the 2nd quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. In the 2nd quarter of 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

Second Quarter Financial Results

	2Q23 ($ in millions; except EPS)	2Q22 ($ in millions; except EPS)
ID Sales* (Table 4)(1)	1.0%	5.8%
Earnings (Loss) Per Share**	$(0.25)	$1.00
Adjusted EPS (Table 6)	$0.96	$0.90
Operating (Loss) Profit**	$(479)	$954
Adjusted FIFO Operating Profit (Table 7)	$989	$1,110
FIFO Gross Margin Rate*(2)	Increased 35 basis points
OG&A Rate*(2)	No change

* Without fuel and adjustment items, if applicable. (1) Identical sales without fuel would have grown 2.6% in the 2nd quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. (2) In the 2nd quarter of 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

** Includes a $1.4 billion ($1.54 loss per share) charge related to nationwide opioid settlement framework.

Total company sales were $33.9 billion in the second quarter, compared to $34.6 billion for the same period last year. Excluding fuel, sales increased 1.1% compared to the same period last year.

Gross margin was 21.8% of sales for the second quarter. The FIFO gross margin rate, excluding fuel, increased 35 basis points compared to the same period last year. This increase in rate was achieved while also investing in price to maintain a competitive price position and deliver greater value for our customers. The improvement in the FIFO gross margin rate, excluding fuel, was primarily attributable to Our Brands performance, lower supply chain costs, sourcing benefits and the effect of our terminated agreement with Express Scripts, partially offset by higher shrink and increased promotional price investments.

The LIFO charge for the quarter was $4 million, compared to a LIFO charge of $148 million for the same period last year.

Fuel operating profit declined $192 million compared to the same period last year, primarily due to the cycling of historically high fuel results from a year ago.

The Operating, General & Administrative rate was flat, excluding fuel and adjustment items, compared to the same period last year. This OG&A result was driven by continued execution of cost savings initiatives and lower incentive plan costs partially offset by planned investments in associates, an increase to our self-insurance reserves and the effect of our terminated agreement with Express Scripts.

Nationwide Opioid Settlement Framework

Included in Kroger’s results this quarter was a $1.4 billion charge related to a nationwide opioid settlement framework. The timing of the settlement payments will be over 11 years, most of which are tax deductible.

This settlement and the payment terms will not affect Kroger’s ability to complete its proposed merger with Albertsons and the Company still expects to reduce its net total debt to adjusted EBITDA ratio to 2.50 within 18 – 24 months post-close.

For more information, please refer to the separate press release issued this morning.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.31, compared to 1.63 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Full-Year 2023 Guidance*

Reaffirmed

●	Identical sales without fuel of 1.0% – 2.0%, with underlying growth of 2.5% – 3.5% after adjusting for the effect of Express Scripts
●	Adjusted net earnings per diluted share of $4.45 – $4.60, including an estimated benefit from the 53rd week of approximately $0.15
●	Adjusted FIFO Operating Profit of $5.0 – $5.2 billion
●	Adjusted effective tax rate of 23%**
●	Capital expenditures of $3.4 – $3.6 billion
●	Adjusted Free Cash Flow of $2.5 – $2.7 billion***

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2023 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2023 GAAP financial results.

** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations, changes in tax laws, which cannot be predicted, or the effect of certain non-deductible charges related to opioid settlements.

*** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans or payments related to opioid settlements.

Comments from CFO Gary Millerchip

“Kroger’s second quarter results demonstrate the resiliency of our value creation model. While industry-wide disinflation continues to impact food at home sales, our team is doing an excellent job managing the effect on our business.

Looking forward, we believe inflation will continue to decelerate and the environment will remain challenging for consumers. We therefore expect identical sales without fuel will be at the low end of our full-year guidance range and slightly negative in the second half of the year. This outlook includes an approximately 150 basis points negative impact due to the termination of our agreement with Express Scripts.

As demonstrated by our year-to-date results, we believe we have the flexibility within our business model to navigate this environment and remain on track to deliver our 2023 adjusted FIFO operating profit and adjusted net earnings per diluted share guidance.”

Second Quarter 2023 Highlights

Leading with Fresh

●	Celebrated the 10th anniversary of our $1B Home Chef brand
●	Recognized by Store Brands magazine for the quality of Our Brands products with six Editors’ Picks awards
●	Accelerated Fresh Produce Initiative with a total of 1,940 stores now certified, driving higher identical sales without fuel in certified stores
●	Celebrated five awards earned by Murray’s Cheese varieties at the American Cheese Society Competition

Accelerating with Digital

●	Increased delivery sales by 24% over last year driven by our delivery solutions including Kroger Boost and Customer Fulfillment Centers
●	Announced a new in-house advertising platform for Kroger Precision Marketing allowing for greater flexibility to serve clients and improve outcomes for brands
●	Increased digitally engaged households by approximately 1.2 million compared to last year

Associate Experience

●	Named as one of the Best Places to Work for Disability Inclusion by Disability:IN for the fourth consecutive year

●	Celebrated 64 female leaders named as Top Women in Grocery Honorees by Progressive Grocer
●	Announced commitment to extend its world-class educational benefit and financial counseling services to Albertsons Cos. associates, upon completion of its proposed merger
●	Received eight Brandon Hall Group – Excellence in Human Capital Management Awards®

Live Our Purpose

●	Announced commitment to donate 10 billion meals as a combined company by 2030, upon completion of its proposed merger with Albertsons Companies
●	Supported disaster response efforts for those impacted by the Maui wildfires

●	Launched revamped Kroger Health Savings Club to make medications more affordable and accessible

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's second quarter 2023 ended on August 12, 2023.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “believe,” “committed,” “confidence,” “continue,” “deliver,” “expect,” “future,” “guidance,” “outlook,” “positions,” “strategy,” “will,” and “target”. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: the risks relating to or arising from our proposed nationwide opioid litigation settlement, including our ability to finalize and effectuate the settlement, the scope and coverage of the ultimate settlement and the expected financial or other impacts that could result from the settlement; our proposed transaction with Albertsons announced in October 2022, including, among others, our ability to consummate the proposed transaction and related divestiture plan, including on the terms of the merger agreement and divestiture plan, on the anticipated timeline, and/or with the required regulatory approvals; COVID-19 pandemic related factors, risks and challenges; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including the war in Ukraine; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on September 8, 2023 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Friday, September 8, 2023.

2nd Quarter 2023 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2023		2022		2023		2022

SALES	$33,853	100.0%	$34,638	100.0%	$79,018	100.0%	$79,238	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	26,475	78.2	27,392	79.1	61,555	77.9	62,343	78.7
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,935	20.5	5,417	15.6	14,328	18.1	12,414	15.7
RENT	206	0.6	191	0.6	470	0.6	448	0.6
DEPRECIATION AND AMORTIZATION	716	2.1	684	2.0	1,674	2.1	1,574	2.0

OPERATING PROFIT (LOSS)	(479)	(1.4)	954	2.8	991	1.3	2,459	3.1

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(93)	(0.3)	(127)	(0.4)	(247)	(0.3)	(303)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	8	-	11	-	17	-	26	-
GAIN (LOSS) ON INVESTMENTS	367	1.1	103	0.3	290	0.4	(429)	(0.5)

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	(197)	(0.6)	941	2.7	1,051	1.3	1,753	2.2

INCOME TAX EXPENSE (BENEFIT)	(18)	(0.1)	209	0.6	268	0.3	356	0.5

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	(179)	(0.5)	732	2.1	783	1.0	1,397	1.8

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	1	-	1	-	3	-

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(180)	(0.5)%	$731	2.1%	$782	1.0%	$1,394	1.8%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$(0.25)		$1.01		$1.08		$1.92

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	719		716		718		720

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$(0.25)		$1.00		$1.07		$1.89

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	719		725		725		730

DIVIDENDS DECLARED PER COMMON SHARE	$0.29		$0.26		$0.55		$0.47

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $4 and $148 were recorded in the second quarters of 2023 and 2022, respectively. For the year to date period, LIFO charges of $102 and $240 were recorded for 2023 and 2022, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 12,	August 13,
	2023	2022
ASSETS
Current Assets
Cash	$263	$251
Temporary cash investments	2,157	851
Store deposits in-transit	1,141	1,087
Receivables	1,820	1,869
Inventories	6,828	7,315
Prepaid and other current assets	642	536

Total current assets	12,851	11,909

Property, plant and equipment, net	24,894	24,118
Operating lease assets	6,697	6,771
Intangibles, net	885	917
Goodwill	2,916	3,076
Other assets	1,959	1,950

Total Assets	$50,202	$48,741

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$716	$789
Current portion of operating lease liabilities	669	656
Trade accounts payable	7,597	7,446
Accrued salaries and wages	1,182	1,356
Other current liabilities	6,373	6,319

Total current liabilities	16,537	16,566

Long-term debt including obligations under finance leases	12,075	12,488
Noncurrent operating lease liabilities	6,369	6,449
Deferred income taxes	1,452	1,522
Pension and postretirement benefit obligations	419	439
Other long-term liabilities	2,746	1,638

Total Liabilities	39,598	39,102

Shareowners' equity	10,604	9,639

Total Liabilities and Shareowners' Equity	$50,202	$48,741

Total common shares outstanding at end of period	719	716
Total diluted shares year-to-date	725	730

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$783	$1,397
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,674	1,574
Operating lease asset amortization	330	329
LIFO charge	102	240
Stock-based employee compensation	92	103
Company-sponsored pension plans	(6)	(20)
Deferred income taxes	(278)	(40)
Gain on the sale of assets	(43)	(13)
(Gain) loss on investments	(290)	429
Other	84	66
Changes in operating assets and liabilities:
Store deposits in-transit	(14)	(5)
Receivables	227	(10)
Inventories	630	(774)
Prepaid and other current assets	68	115
Trade accounts payable	478	330
Accrued expenses	(434)	(407)
Income taxes receivable and payable	252	(41)
Operating lease liabilities	(378)	(373)
Other	1,087	(473)

Net cash provided by operating activities	4,364	2,427

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,954)	(1,430)
Proceeds from sale of assets	89	37
Other	70	5

Net cash used by investing activities	(1,795)	(1,388)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(708)	(486)
Dividends paid	(376)	(307)
Proceeds from issuance of capital stock	36	119
Treasury stock purchases	(47)	(975)
Other	(69)	(109)

Net cash used by financing activities	(1,164)	(1,758)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	1,405	(719)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,015	1,821
END OF PERIOD	$2,420	$1,102

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,954)	$(1,430)
Payments for lease buyouts	-	10
Changes in construction-in-progress payables	183	(74)
Total capital investments, excluding lease buyouts	$(1,771)	$(1,494)

Disclosure of cash flow information:
Cash paid during the year for interest	$308	$379
Cash paid during the year for income taxes	$290	$432

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022

EXCLUDING FUEL	$29,534	$29,238	$69,108	$67,473

EXCLUDING FUEL (b)	1.0%	5.8%	2.4%	4.8%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We define Kroger Delivery identical sales powered by Ocado based on geography. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography. If the Kroger Delivery sales powered by Ocado occur in a new geography, these sales are included as identical when deliveries have occurred to the new geography for five full quarters.

(b)	Identical sales without fuel would have grown 2.6% in the 2nd quarter and 4.0% year to date for 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 12,	August 13,
	2023	2022	Change
Current portion of long-term debt including obligations under finance leases	$716	$789	$(73)
Long-term debt including obligations under finance leases	12,075	12,488	(413)

Total debt	12,791	13,277	(486)

Less: Temporary cash investments	2,157	851	1,306

Net total debt	$10,634	$12,426	$(1,792)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	ROLLING FOUR QUARTERS ENDED
	August 12,	August 13,
	2023	2022
Net earnings attributable to The Kroger Co.	$1,632	$2,442
LIFO charge	488	353
Depreciation and amortization	3,065	2,890
Interest expense	479	572
Income tax expense	565	579
Adjustment for pension plan withdrawal liabilities	25	-
Adjustment for company-sponsored pension plan settlement charges	-	87
Adjustment for loss on investments	9	649
Adjustment for Home Chef contingent consideration	2	32
Adjustment for transformation costs (a)	-	35
Adjustment for merger related costs (b)	139	-
Adjustment for opioid settlement charges (c)	1,560	-
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	164	-
Other	(9)	(5)

Adjusted EBITDA	$8,119	$7,634

Net total debt to adjusted EBITDA ratio	1.31	1.63

(a)	Transformation costs primarily include costs related to third party professional fees associated with business transformation and cost saving initiatives.

(b)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(c)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the States of West Virginia and New Mexico.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings (loss) per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings (loss) and net earnings (loss) per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022
Net earnings (loss) attributable to The Kroger Co.	$(180)	$731	$782	$1,394

Adjustment for (gain) loss on investments (a)(b)	(282)	(78)	(223)	327
Adjustment for Home Chef contingent consideration (a)(c)	-	8	-	14
Adjustment for merger related costs (a)(d)	47	-	81	-
Adjustment for opioid settlement charges (a)(e)	1,114	-	1,163	-

2023 and 2022 Adjustment Items	879	(70)	1,021	341

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$699	$661	$1,803	$1,735

Net earnings (loss) attributable to The Kroger Co. per diluted common share	$(0.25)	$1.00	$1.07	$1.89

Adjustment for (gain) loss on investments (f)	(0.39)	(0.11)	(0.31)	0.45
Adjustment for Home Chef contingent consideration (f)	-	0.01	-	0.02
Adjustment for merger related costs (f)	0.06	-	0.11	-
Adjustment for opioid settlement charges (f)	1.54	-	1.60	-

2023 and 2022 Adjustment Items	1.21	(0.10)	1.40	0.47

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.96	$0.90	$2.47	$2.36

Average number of common shares used in diluted calculation	725	725	725	730

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for (gain) loss on investments were ($367) and ($103) in the second quarters of 2023 and 2022, respectively. The year-to-date pre-tax adjustments for (gain) loss on investments were ($290) and $429 in the first two quarters of 2023 and 2022, respectively.

(c)	The pre-tax adjustment to OG&A expenses for Home Chef contingent consideration was $10 in the second quarter of 2022. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration was $18 in the first two quarters of 2022.

(d)	The pre-tax adjustment to OG&A expenses for merger related costs was $54 in the second quarter of 2023. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs was $94 in the first two quarters of 2023.

(e)	The pre-tax adjustment to OG&A expenses for opioid settlement charges was $1,413 in the second quarter of 2023. The year-to-date pre-tax adjustments to OG&A expenses for opioid settlement charges was $1,475 in the first two quarters of 2023.

(f)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2023 Second Quarter Adjustment Items include adjustments for the gain on investments, merger related costs and opioid settlement charges.

2023 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2023 for loss on investments, merger related costs and opioid settlement charges.

2022 Second Quarter Adjustment Items include adjustments for the gain on investments and Home Chef contingent consideration adjustment.

2022 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2022 for loss on investments and Home Chef contingent consideration adjustment.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit (loss) for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit (loss) because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit (loss) or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022
Operating profit (loss)	$(479)	$954	$991	$2,459
LIFO charge	4	148	102	240

FIFO Operating profit (loss)	(475)	1,102	1,093	2,699

Adjustment for Home Chef contingent consideration	-	10	-	18
Adjustment for merger related costs (a)	54	-	94	-
Adjustment for opioid settlement charges (b)	1,413	-	1,475	-
Other	(3)	(2)	(4)	(6)

2023 and 2022 Adjustment items	1,464	8	1,565	12

Adjusted FIFO operating profit excluding the adjustment items above	$989	$1,110	$2,658	$2,711

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the State of West Virginia.